                                                                   EXHIBIT 10.55

                          [WESTERN DIGITAL LETTERHEAD]

March 31, 2002



Mr Michael A. Cornelius
25196 Black Horse Lane
Laguna Hills CA  92653


Dear Michael:

This letter, when signed by you, constitutes the agreement (the "Agreement") relative to your retirement from Western Digital Corporation ("WDC") and Western Digital Technologies, Inc. ("WDT" and, collectively with WDC, the "Company"). In consideration for the covenants and releases contained herein, you and the Company agree as follows:

1. TRANSITION PERIOD. You voluntarily retired from your position as Vice President, Law and Administration, and Secretary of WDC and WDT, and from all of your other positions with the Company's other subsidiaries, effective Thursday, March 28, 2002. Effective such date, you will continue to be an employee of WDC, subject to the limitations below, and function as Vice President, Intellectual Property, pay grade 76, until the earlier of March 31, 2003, earlier termination by the Company as provided in this Section 1, or your death (the "Transition Period"). During the Transition Period, you will report to the Company's Chairman and Chief Executive Officer and will coordinate with the Vice President, General Counsel and Secretary, and shall perform such transitional duties as assigned from time to time, including, but not limited to, managing the Company's Intellectual Property Department (IPD) within the Legal department until the Company reassigns these responsibilities to another individual. You will also be responsible for project specific assignments as directed from time to time. It is intended that (i) from March 28, 2002 through June 30, 2002, you will work as a full-time employee with a forty (40) hour work week; (ii) from July 1, 2002, through September 30, 2002, you will work as a part-time employee with a thirty (30) hour work week; (iii) from October 1, 2002, through December 31, 2002, you will work as a part-time employee with a twenty (20) hour work week; and (iv) from January 1, 2003, through March 31, 2003, you will work as a part-time employee with a ten (10) hour work week. If you terminate the Transition Period and your employment with the Company before March 31, 2003, you are required to give at least two weeks' written notice. In such an event, your Transition Period, and any entitlement to compensation or vesting under this Agreement, shall cease on the fourteenth day following


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                                                        Mr. Michael A. Cornelius
                                                                  March 31, 2002
                                                                          Page 2




       the date on which notice is given. The Company retains the right to terminate the Transition Period at any time. Should this occur, the Transition Period end-date will be determined at the time of such an event.

2.     STOCK OPTIONS AND RESTRICTED SHARES.

       (a) During the Transition Period, any stock options previously granted to you under the Company's Employee Stock Option Plan and the Company's subsidiary's Stock Incentive Plans (collectively, the "Options") will continue to vest in accordance with their terms. At the end of Transition Period, all of your Options will become fully vested, and you will have up to three (3) years following the later of March 31, 2003 or the end of the Transition Period to exercise any or all such Options or, in the event of your death, such longer period as may be provided in the Options. A stock option summary and detailed schedule setting forth these Options, their grant dates, exercise prices, and vesting schedules is being delivered to you separately and is incorporated herein by reference.


       (b) Upon your full performance through the Transition Period all remaining unvested restricted stock (the "Restricted Shares") awarded you in December 2000 will vest. Should the Company terminate the Transition Period any time prior to March 31, 2003, all unvested restricted stock awarded you in December 2000 will vest.


       (c) Notwithstanding anything to the contrary in this Agreement, if you breach any of your covenants set forth in paragraphs 9, 10, 11, or 13 hereof, (i) any unexercised Options shall be deemed immediately canceled and shall no longer be exercisable, (ii) the Restricted Shares shall be deemed immediately canceled, and (iii) WDC and/or WDT shall have the right to recover any profits realized by you as a result of the exercise of Options or the sale of Restricted Shares or of shares received pursuant to the exercise of Options during the six month period prior to the date of any such breach, as determined by the Board of Directors.


3.     COMPENSATION.

       (a) During the Transition Period, you will be paid at the following base salary wage rate: (i) $22,917 per month through June 30, 2002; (ii) $17,188 per month from June 1, 2002, through September 30, 2002; (iii) $11,459 per month from October 1, 2002, through December 31, 2002; and (iv) $5,729 per month from January 1, 2003, through March 31, 2003. Should the Company terminate the Transition Period any time prior to March 31, 2003, you will be given a one-time lump sum payment as determined by calculating the time remaining from the new Transition Period end-date to March 31, 2003, per the above base salary wage rate schedule.

       (b) During the Transition Period, you will be a participant in the Company's Change of Control (COC) Severance Plan ("Severance Plan") and are eligible to participate at

                                                        Mr. Michael A. Cornelius
                                                                  March 31, 2002
                                                                          Page 3




              the Executive Officer 16(b) level at the Company, even though you will not be a 16(b) Executive Officer. You will participate on a prorated basis as defined by your then current part-time employment status.

4. BENEFITS. Your eligibility and level of participation for benefits during the Transition Period will be determined by your full-time or part-time employee status and pay grade. You will receive the full $5,000.00 Financial Planning benefit regardless of your employment status throughout the Transition Period.

       Upon completion or termination of the Transition Period, March 31, 2003, or earlier, you will be given a one-time lump sum payment equal to 18 months of your then current monthly medical insurance premiums, including Executive Medical benefits, as then paid by the Company. This payment will be grossed up to cover the net cost and will not take into account any estimated escalation in future cost increases.

5. CONFIDENTIALITY AND COMMUNICATIONS. You and the Company agree that the terms of this Agreement will be held in confidence except to the extent that disclosures may be required by government regulations or judicial process or to receive tax, legal or financial advice. References that may request information about your employment will be referred to the Vice President of Human Resources.

6. VACATION. You will continue to accrue vacation hours during the Transition Period per Company Policy as determined by your full-time or part-time employee status and number of years at the Company.

7. INCENTIVE COMPENSATION PLAN (ICP). You will be eligible to participate in the Company's Incentive Compensation Plan (ICP) during the Transition Period. The potential ICP percentage payout is sixty-five percent (65%) of base salary and will be prorated as determined by your full-time or part-time employee status. Should the Company terminate the Transition Period any time prior to March 31, 2003, you will be given a one-time lump sum payment as if you had been employed through March 31, 2003, taking into account your part-time employment status per the base salary wage rate schedule under "Section 3. Compensation" of this agreement, and considering any proration consequences of the then current ICP period. Further, the prorated payment will be equivalent to one hundred percent (100%) of the ICP funding for your position for the then current ICP period. Calculation for the payment will be made at the end of the then current ICP period and paid at such time as all then current employees.

8.     INDEMNIFICATION AND ASSISTANCE.

       (a) If you are subjected to any claim or demand involving any action or inaction allegedly taken by you during the course of your employment or directorship with the Company, you will be entitled to all rights of indemnification that may then be available to other executive officers or directors of the Company, including, without limitation, insurance protection under any director and/or officer liability insurance coverage maintained by the Company or any subsidiary and any rights to

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                                                        Mr. Michael A. Cornelius
                                                                  March 31, 2002
                                                                          Page 4




              indemnification provided by applicable law or the By-laws of the Company or any subsidiary, and the Company will, and shall cause any subsidiary to, cooperate fully with you in responding to or defending against any such claim or demand.

       (b) During the Transition Period and thereafter, you agree to make yourself available to respond to inquiries by the Company regarding management, regulatory, and legal activities of which you acquired knowledge while employed by the Company. You agree to make yourself available, without the requirement of being subpoenaed, to confer with counsel at reasonable times and locations and upon reasonable notice concerning any knowledge you have or may have with respect to actual and/or potential disputes arising out of the activities of the Company during the period you were employed by the Company. You further agree to submit to deposition and/or testimony in accordance with the laws of the forum involved concerning any knowledge you have or may have with respect to actual and/or potential disputes arising out of the activities of the Company during the period you were employed by the Company.

9. NON-COMPETITION. You acknowledge that you have in your capacity as an officer and director of the Company been given access to, and possess knowledge of, valuable proprietary and confidential information of the Company. You acknowledge that it would be impossible for you to provide work, advice, consulting, or other services to a competitor of the Company, whether as an employee, independent contractor, adviser, volunteer, director or in any other capacity, for any individual, partnership, corporation, or other business entity, without using, disclosing, evaluating or relying upon the Company's proprietary and confidential information. Accordingly, you agree that during the Transition Period and for a period of one (1) year thereafter you will not directly or indirectly, whether for your own account or as an employee, director, consultant or advisor, provide services to any business or engage in any business which at the time of commencement of such services is, or is expected to be, competitive with the Company's or any of its subsidiaries' product lines or business activities, unless you obtain the prior written consent of the Company's Chief Executive Officer.

10. NON-SOLICITATION OF EMPLOYEES. You agree that during the Transition Period and for a period of one (1) year thereafter you will not directly or indirectly solicit any individuals to leave the Company's (or any of its subsidiaries') employ for any reason or interfere in any other manner with the employment relationships at the time existing between the Company (or any if its subsidiaries) and its current or prospective employees.

11. NON-SOLICITATION OF BUSINESS RELATIONSHIPS. You agree that during the Transition Period and for a period of one (1) year thereafter you will not induce or attempt to induce any customer, supplier, distributor, licensor, licensee or other business relation of the Company (or any of its subsidiaries) to cease doing business with the Company (or any of its subsidiaries) or in any way interfere with the existing business relationship between any such customer, supplier, distributor, licensor, licensee or other business relation and the Company (or any of its subsidiaries).



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                                                        Mr. Michael A. Cornelius
                                                                  March 31, 2002
                                                                          Page 5




12. IRREPARABLE HARM. You agree that the Company would be irreparably harmed by any breach or threatened breach of the agreements in Paragraphs 9, 10 and 11 and that, therefore, the Company shall be entitled to an injunction prohibiting you from any breach or threatened breach of such agreements.

13. NON-DISPARAGEMENT. You and the Company agree that each shall not (1) directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, the other party, the other party's subsidiaries and affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, agents, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, or (2) make any statement or engage in any conduct that has the purpose or effect of disrupting the business of the other party, provided, however, that each party shall respond accurately and fully to any question, inquiry or request for information when required by legal process.

14. CONFIDENTIAL INFORMATION. When you joined the Company you signed an agreement setting forth your obligations to the Company during and after your employment. A copy of your agreement is being delivered to you separately and is incorporated herein by reference. You understand and agree that in the course of your employment with the Company, you have acquired confidential information and trade secrets concerning the Company's business and financial operating plans and budgets, its strategic business plans and those of its subsidiaries, and its personnel. You understand and agree it could be extremely damaging to the Company if you disclosed such information to a competitor or made it available to any other person or company. You understand and agree that such information has been divulged to you in confidence, and you understand and agree that you will keep such information secret and confidential unless disclosure is required by court order or otherwise by compulsion of law. In view of the nature of your employment and the information and trade secrets which you have had access to during the course of your employment, you also agree that the Company would be irreparably harmed by any breach, or threatened breach of the agreements in this Paragraph and that, therefore, the Company shall be entitled to an injunction prohibiting you from any breach or threatened breach of such agreements.

15. RELEASE OF CLAIMS. You agree that pursuant to this Agreement, the Company is providing consideration beyond the obligations owed to you by the Company or any subsidiary of the Company prior to entering this Agreement. You, on behalf of yourself and your heirs, agents, representatives, immediate family members, executors, successors, and assigns, hereby fully and forever release the Company and its agents, directors, employees, attorneys, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns from, and agree not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that you may possess against the Company arising from any omissions, acts or facts that have occurred up until and including the Effective Date including, without limitation,

                                                        Mr. Michael A. Cornelius
                                                                  March 31, 2002
                                                                          Page 6




       (a) Any and all claims relating to or arising from your relationship with the Company or any subsidiary of the Company, including, but not limited to, (i) your retirement from your position as Vice President, Law and Administration, and Secretary of WDC and WDT, and (ii) you assignment to the position of Vice President, Intellectual Property, during the Transition Period;

       (b) Any and all claims relating to, or arising from, your right to purchase, or actual purchase of shares of stock of the Company or any subsidiary of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

       (c) Any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; invasion of privacy; false imprisonment; and conversion;

       (d) Any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act; the California Fair Employment and Housing Act, and the California Labor Code;

       (e) Any and all claims for violation of the federal or any state constitution;

       (f) Any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

       (g)    Any and all claims for attorneys' fees and costs.

                                                        Mr. Michael A. Cornelius
                                                                  March 31, 2002
                                                                          Page 7




              You and the Company agree that the release set forth in this Paragraph shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations arising out of or created by this Agreement.

16. ACKNOWLEDGMENT OF WAIVER OF CLAIMS UNDER ADEA. You acknowledge that you are waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. You and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. You acknowledge that the consideration given for this waiver and release Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing that (a) you should consult with an attorney prior to executing this Agreement; (b) you have seven (7) days following the execution of this Agreement by you to revoke the Agreement; and (c) this Agreement shall not be effective until the revocation period has expired. You acknowledge that under ADEA you have at least twenty-one (21) days under which to consider this agreement. After due consideration and consultation with your attorney, you have hereby knowingly and voluntarily waived this requirement. Any revocation should be in writing and delivered in accordance with the notice provisions of Paragraph 23 hereof by close of business on the seventh day from the date that you sign this Agreement.

17. CIVIL CODE SECTION 1542. You represent that you are not aware of any claim other than the claims that are released by this Agreement. You acknowledge that you have been advised by legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

           A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

       You, being aware of said code section, agree to expressly waive any rights you may have thereunder, as well as under any other federal or state statute or common law principles of similar effect.

18.    REMEDIES IN EVENT OF FUTURE DISPUTE.

       (a) Except as provided in subparagraph (b) below, in the event of any future dispute, controversy or claim between you and the Company, whether arising from or relating to this Agreement, its breach, any matter addressed by this Agreement, your employment with the Company before and through the Transition Period, or otherwise, you and the Company will first attempt to resolve the dispute through confidential non-binding mediation to be conducted in Orange County, California by

                                                        Mr. Michael A. Cornelius
                                                                  March 31, 2002
                                                                          Page 8




              JAMS-Endispute or such other mediator as you and the Company shall mutually agree upon. If the dispute is not resolved through mediation, you and the Company will submit it to final and binding confidential arbitration to be conducted in Orange County, California by JAMS/Endispute in accordance with the then existing JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes. In the event of such an arbitration proceeding, you and the Company shall select a mutually acceptable neutral arbitrator from among the JAMS/Endispute panel of arbitrators. If you and the Company cannot agree on an arbitrator, the Administrator of JAMS/Endispute shall appoint an arbitrator. None of you, the Company or the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both of you and the Company, except as may be compelled by court order. Except as provided herein, the Federal Arbitration Act shall govern the interpretation and enforcement of such arbitration and all proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of California, or Federal law, or both, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgment upon the award may be entered in any court having jurisdiction thereof. You and the Company intend this arbitration provision to be valid, enforceable, irrevocable and construed as broadly as possible.

       (b) In the event that a dispute arises concerning compliance with this Agreement, either you or the Company will be entitled to obtain from a court with jurisdiction over you and the Company preliminary and permanent injunctive relief to enjoin or restrict the other party from such breach or to enjoin or restrict a third party from inducing any such breach, and other appropriate relief, including money damages. By seeking any such relief, however, the moving party shall not be relieved of such party's obligation hereunder to have any remaining portion of the controversy resolved by binding confidential arbitration in accordance with subparagraph (a) above.

       (c) The Company shall pay the forum costs for any such arbitration. The prevailing party in any such arbitration or court proceeding shall be entitled to recover from the losing party such of his or its reasonable costs and expenses, including reasonable attorneys' fees, incurred in connection with the arbitration or court proceeding as would be recoverable had such party's claim been brought as a civil action in a court of competent jurisdiction.

19. ASSIGNMENT. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the present and future subsidiaries of the Company, any and all subsidiaries of a subsidiary, all affiliated corporations, and successors and assigns of the Company. No assignment of this Agreement by the Company will relieve the Company of its obligations. You shall not assign any of your rights and/or obligations under this Agreement and any such attempted assignment will be void. This Agreement shall be binding upon and inure to the benefit of your heirs, executors, administrators, or other legal representatives and their legal assigns.

                                                        Mr. Michael A. Cornelius
                                                                  March 31, 2002
                                                                          Page 9




20. WAIVER. A waiver by either you or the Company of any of the terms or conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof. All remedies, rights, undertakings, obligations, and agreements contained in this Agreement shall be cumulative, and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either you or the Company.

21. TAX CONSEQUENCES. The Company makes no representations or warranties with respect to the tax consequences of the payment of any sums to you under the terms of this Agreement. You agree and understand that you are responsible for payment, if any, of local, state and/or federal taxes on the sums paid hereunder by the Company and any penalties or assessments thereon.

22. COSTS. Except as provided in Paragraph 18 hereof, you and the Company shall each bear your own costs, expert fees, attorneys' fees and other fees incurred in connection with this Agreement.

23. NOTICES. All notices required by this Agreement shall by given in writing either by personal delivery or by first class mail, return receipt requested. Notices shall be addressed as follows:

       To Western Digital:          Western Digital Corporation
                                    20511 Lake Forest Drive
                                    Lake Forest, CA 92630-7741
                                    Attention:  Vice President, Human Resources
                                                and Administration


       To Mr. Cornelius:            25196 Black Horse Lane
                                    Laguna Hills CA  92653


       or in each case to such other address as you or the Company shall notify the other. Notice given by personal delivery shall be deemed given upon delivery. Notice given by mail shall be deemed given five (5) days following the date of mailing.

24. ENTIRE AGREEMENT. This Agreement, including its Attachments and the other agreements or plans referred to or incorporated herein, represents the entire agreement and understanding between you and the Company concerning the subject matter herein, and supersedes and replaces any and all prior agreements and understandings.

                                                        Mr. Michael A. Cornelius
                                                                  March 31, 2002
                                                                         Page 10






25. NO ORAL MODIFICATION. This Agreement may only be modified by a writing signed by you and the Chief Executive Officer of the Company or the Chief Legal Officer of the Company.

26. GOVERNING LAW. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

27. EFFECTIVE DATE. This Agreement is effective eight days after it has been signed by both you and the Company (the "Effective Date").

28. COUNTERPARTS. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of you and the Company.

29. VOLUNTARY EXECUTION OF AGREEMENT. This Agreement is executed by you voluntarily and without any duress or undue influence on the part or behalf of the Company, with the full intent of releasing all claims. You acknowledge that:

       (a)    You have read this Agreement;

       (b) You have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of your own choice or that you have voluntarily declined to seek such counsel;

       (c) You understand the terms and consequences of this Agreement and of the releases it contains; and

       (d) You are fully aware of the legal and binding effect of this Agreement.

Please indicate your agreement to the above by signing below.

Very truly yours,

WESTERN DIGITAL CORPORATION

/s/ David C. Fetah
David C. Fetah
Vice President Human Resources and Administration

I have read and agree to all terms and conditions as outlined above.


   /s/ Michael A. Cornelius
   ------------------------------------------            -----------------------
   Michael A. Cornelius                                           Date